BioVie Announces Closing of Public Offering of Common Stock

-- Includes Full Exercise of Underwriters’ Overallotment Option --

SANTA MONICA, CA / GLOBE NEWSWIRE / September 23, 2020 / BioVie Inc. (NASDAQ:BIVI) ("BioVie" or "Company"), a clinical-stage company developing innovative drug therapies for liver disease, today announced that it has closed its previously announced underwritten public offering of Class A common stock, including the full exercise of the underwriters’ overallotment option, resulting in aggregate gross proceeds to the Company of $18.0 million. The Class A common stock sold in the offering has been approved for listing on the Nasdaq Capital Market under the symbol “BIVI.” After deducting underwriting fees and other offering expenses payable by the Company, the net proceeds to the Company were approximately $15.8 million.

The Company intends to use the net proceeds from the offering primarily to fund clinical trials of its lead product candidate BIV201 and for working capital and other general corporate purposes.

ThinkEquity, a division of Fordham Financial Management, Inc., and Kingswood Capital Markets, division of Benchmark Investments, Inc. acted as joint book-running managers for the offering.

The Securities and Exchange Commission ("SEC") declared effective a registration statement on Form S-1 relating to these securities on September 17, 2020 and an additional registration statement on Form S-1 relating to the offering was filed pursuant to Rule 462(b), which became effective upon filing. A final prospectus relating to this offering has been filed with the Securities and Exchange Commission. The offering has been made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained by contacting ThinkEquity, 17 State Street, 22nd Floor, New York, NY 10004, telephone (877) 436-3673, email: prospectus@think-equity.com. Investors may also obtain these documents at no cost by visiting the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioVie and BIV201

BioVie Inc. is developing BIV201 (continuous infusion terlipressin) an Orphan Drug candidate for the treatment of ascites due to advanced liver cirrhosis. First-to-market Orphan therapies typically receive 7 years of market exclusivity in the US for the designated use(s). It is being investigated as a potential new therapy for patients suffering from ascites, and future development opportunities include hepatorenal syndrome (HRS) and other life-threatening complications of advanced liver cirrhosis. The initial disease target for BIV201 therapy is ascites, which is a serious complication of advanced liver cirrhosis. The Company has completed a Phase 2 clinical trial protocol that is summarized on www.clinicaltrials.gov, trial identifier NCT04112199. The FDA has never approved any drug specifically for treating ascites, and the Company is not aware of any competing drugs in late-stage development for ascites. The active agent in BIV201, terlipressin, is approved for use in about 40 countries for the treatment of related complications of advanced liver cirrhosis but is not available in the US or Japan.

The Company has invented a patent-pending prefilled syringe that has been cleared for use in our upcoming Phase 2 trial subject to certain additional standard analytical tests. This novel BIV201 delivery system is expected to greatly simplify at-home patient treatment and improve patient compliance by enabling easy injection of the liquid concentrate into the IV bag connected to the infusion pump. Room temperature stability has been achieved for 9 months providing an important advantage because, to the best of the Company’s knowledge, all other terlipressin products sold globally must be stored under refrigeration. The novel prefilled syringe format also avoids the manual mixing of minute (2 – 4 mg) quantities of terlipressin powder in saline solution, thereby reducing the possibility of dosing errors during reconstitution and improving sterility. BioVie has begun applying for global patent protection for this novel terlipressin delivery system. The Company has also received Orphan Drug designation for the treatment of hepatorenal syndrome (HRS) and has FDA Fast Track status. For more information, visit http://www.biovieinc.com/

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability to complete our clinical trials and to obtain approval for our product candidates, to successfully defend potential future litigation, changes in local or national economic conditions as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Contact:

INVESTOR RELATIONS:
Dave Gentry, CEO
RedChip Companies Inc.
407-491-4498
dave@redchip.com